Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Investor Relations (609) 452-4807 www.covance.com

COVANCE ANNOUNCES RECORD RESULTS & RAISES 2006 EPS TARGET

– Q4 Revenue Growth Accelerates to 19.9% and Operating Margin Increases to 15.0% –

– Record Q4 Net Orders of $434 Million –

Princeton, New Jersey, January 25, 2006 – Covance Inc.  (NYSE: CVD) today reported fourth quarter earnings of $0.54/diluted share, up 28.6% year-over-year, after adjusting for the impact of a one-time $4.4 million repatriation-related income tax charge.  This income tax charge of approximately seven cents per share was associated with the repatriation of $103 million of accumulated foreign earnings under the American Jobs Creation Act.  Full-year earnings on the same basis were $1.94/diluted share, a 27.6% increase over full-year 2004.  GAAP earnings for the fourth quarter ended December 31, 2005 were $0.47/diluted share and full-year earnings were $1.88/diluted share.

“I congratulate the entire Covance team for delivering a fifth consecutive year of at least 25% earnings growth for our shareholders. Outstanding project delivery for clients led to continued strong repeat work and record orders of $434 million in the fourth quarter, driving backlog to $1.67 billion,” said Joe Herring, Covance’s Chairman and Chief Executive Officer.  “The fourth quarter’s robust revenue growth of nearly 20% and record operating margins of 15.0% were broad-based and featured continued strong performances by our market-leading toxicology services and central laboratory services.  Our Early Development segment achieved exceptionally strong revenue growth of 24.1% and operating margin of 25.0%, and our Late-Stage Development segment grew revenues 16.4% and increased its operating margin 50 basis points sequentially to 16.2%.  Strong order flow over the past two years translated into a doubling of our full-year top-line growth rate to 16.9%.  Fourth quarter orders included two dedicated capacity contracts totaling approximately $34 million, consisting of the extension of an existing contract and a smaller, new contract with a top ten pharmaceutical client.”

“Looking forward, we will continue to focus on our three service-based strategies: delivering operational and service excellence for our clients; creating integrated drug development solutions that reduce the time and cost of drug development; and driving more strategic, partner-based outsourcing.  Continued successful execution of these strategies leads us to raise our 2006 earnings target from at least $2.30 per share to at least $2.33 per share (excluding the impact of expensing stock options under SFAS 123(R), which we estimate to be approximately $0.16 to $0.18 cents per share in 2006).”

Consolidated Results

($ in millions except EPS)	4Q05	4Q04	Change	FY 2005	FY 2004	Change
Net Revenues	$322.3	$268.9	19.9%	$1,192.9	$1,020.4	16.9%
Reimbursable Out-of-Pockets	$20.8	$13.5		$57.5	$36.0
Total Revenues	$343.1	$282.4		$1,250.4	$1,056.4

Costs and Expenses	$274.1	$230.6	18.9%	$1,017.8	$879.9	15.7%
Reimbursable Out-of-Pockets	$20.8	$13.5		$57.5	$36.0
Total Costs and Expenses	$294.9	$244.1		$1,075.3	$915.9

Operating Income	$48.2	$38.3	26.0%	$175.1	$140.5	24.7%
Operating Margin %	15.0%	14.2%		14.7%	13.8%

Net Income	$30.0	$27.3		$119.6	$97.9
Diluted EPS	$0.47	$0.42		$1.88	$1.52

Tax on Repatriated Earnings	$4.4	n/a		$4.4	n/a
Net Income excluding tax charge	$34.4	$27.3	25.9%	$124.0	$97.9	26.6%
Diluted EPS excluding tax charge	$0.54	$0.42	28.6%	$1.94	$1.52	27.6%

Operating Segment Results

Early Development

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, and clinical pharmacology services. Early Development net revenues for the fourth quarter of 2005 grew an exceptionally strong 24.1% to $150.9 million compared to $121.7 million in the fourth quarter of 2004 on robust performances across our broad portfolio of services.  Full-year net revenues grew 17.4% to $562.2 million compared to $478.7 million in the prior year.

Operating income for the fourth quarter of 2005 increased 35.8% to $37.8 million compared to $27.8 million for the fourth quarter of last year.  Operating margin for the fourth quarter of 2005 increased 210 basis points to 25.0%, from the 22.9% recorded in the fourth quarter of the prior year.  Operating margin growth was led by continued strong performance in toxicology, chemistry, and North American clinical pharmacology.  Full-year operating margin expanded to 24.9% from 23.3% in the prior year.

($ in millions)	4Q05	4Q04	Change	FY 2005	FY 2004	Change
Net Revenues	$150.9	$121.7	24.1%	$562.2	$478.7	17.4%
Operating Income	$37.8	$27.8	35.8%	$140.1	$111.6	25.6%
Margin %	25.0%	22.9%		24.9%	23.3%

Late-Stage Development

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (Phase IV studies and market access services), and cardiac safety services.  Fourth quarter net revenues were $171.4 million, up 16.4% from the $147.2 million in the fourth quarter of 2004.  Net revenue growth of 16.4% year-on-year and 10.7% sequentially was broad-based across the segment.  Full-year revenues grew 16.4% to $630.8 million compared to $541.7 million in the prior year.

Operating income for the fourth quarter of 2005 grew to $27.8 million compared to $25.2 million in the fourth quarter of the prior year.  Central laboratories, commercialization services, and cardiac safety services were the strongest contributors to the solid margin performance in the quarter.  Operating margins increased 50 basis points sequentially to 16.2%, primarily as a result of improved profitability in clinical development.  Full-year operating margin was 16.6% compared to 15.7% in the prior year.

($ in millions)	4Q05	4Q04	Change	FY 2005	FY 2004	Change
Net Revenues	$171.4	$147.2	16.4%	$630.8	$541.7	16.4%
Operating Income	$27.8	$25.2	10.3%	$104.7	$84.9	23.3%
Margin %	16.2%	17.1%		16.6%	15.7%

Corporate Information

During the year, the Company’s backlog increased $210 million, or 14.4%, to a record $1.67 billion at December 31, 2005, despite a $63 million negative impact from the strengthening of the US dollar.  Backlog increased on a year-over-year and sequential basis in both Early Development and Late-Stage Development.

The Company reported an increase of $20.3 million in cash and cash equivalents in the fourth quarter to $160.7 million at December 31, 2005 from $140.4 million at September 30, 2005.

Capital expenditures for the fourth quarter were $58.8 million and totaled $153.1 million for full year 2005.  Free cash flow (cash from operations less capital spending) was $28.9 million for full year 2005.  We expect 2006 capital spending to be approximately $125 million and 2006 free cash flow to be approximately $90 million.

Net Days Sales Outstanding (DSO) improved to 56 days at December 31, 2005 from 63 days at September 30, 2005.

The Company’s investor conference call will be webcast on Thursday, January 26 at 9:00 am EDT.  The CEO commentary and presentation slides are available through www.covance.com.  In addition, on January 26 at approximately 6:20 am EDT, Joe Herring will be interviewed on Bloomberg Radio; at approximately 6:50 am EDT, Joe Herring will be interviewed on Bloomberg Television’s Morning Call.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1 billion, global operations in more than 20 countries, and more than 7,300 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Use of Non-GAAP Financial Information

This Press Release contains non-GAAP earnings per share information adjusted to exclude the impact of a one-time income tax charge for the repatriation of accumulated foreign earnings under the American Jobs Creation Act.  This information is provided because management believes that this tax charge is not indicative of Covance’s operational results and, as this non-GAAP financial measure is used by management as a basis for evaluating Company performance, investors’ understanding of Covance’s performance is enhanced by such disclosure.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2005 AND 2004

(Dollars in thousands, except per share data)

	Three Months Ended December 31			Years Ended December 31
	2005		2004	2005		2004
	(UNAUDITED)

Net revenues	$322,354		$268,857	$1,192,950		$1,020,429
Reimbursable out-of-pockets	20,778		13,487	57,504		35,968
Total revenues	343,132		282,344	1,250,454		1,056,397

Costs and expenses:
Cost of revenue	214,345		179,995	791,654		677,945
Reimbursed out-of-pocket expenses	20,778		13,487	57,504		35,968
Selling, general and administrative	47,069		38,663	178,368		155,656
Depreciation and amortization	12,729		11,943	47,821		46,354
Total costs and expenses	294,921		244,088	1,075,347		915,923

Income from operations	48,211		38,256	175,107		140,474

Other (income) expense, net:
Interest income, net	(927)		(865)	(3,637)		(2,290)
Foreign exchange transaction loss (gain), net	124		(476)	1,073		238
Other (income) expense, net	(803)		(1,341)	(2,564)		(2,052)

Income before taxes and equity investee earnings	49,014		39,597	177,671		142,526

Taxes on income	19,342	(a)	12,464	58,786	(a)	45,532

Equity investee earnings	301		177	734		953

Net income	$29,973	(a)	$27,310	$119,619	(a)	$97,947

Basic earnings per share	$0.48	(a)	$0.44	$1.91	(a)	$1.57

Weighted average shares outstanding - basic	62,649,863		62,382,374	62,602,454		62,474,345

Diluted earnings per share	$0.47	(a)	$0.42	$1.88	(a)	$1.52

Weighted average shares outstanding - diluted	63,749,470		64,406,413	63,773,188		64,644,149

(a) Includes the impact of a one-time $4.4 million income tax charge associated with the repatriation of $103 million of accumulated foreign earnings under the American Jobs Creation Act.

Excluding the impact of the $4.4 million repatriation related one-time tax charge:

Taxes on income	$14,942	n/a	$54,386	n/a

Net income	$34,373	n/a	$124,019	n/a

Basic earnings per share	$0.55	n/a	$1.98	n/a

Diluted earnings per share	$0.54	n/a	$1.94	n/a

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 and 2004

(Dollars in thousands)

	December 31 2005	December 31 2004

ASSETS
Current Assets:
Cash & cash equivalents	$160,717	$177,712
Accounts receivable, net	206,098	178,518
Unbilled services	88,297	63,220
Inventory	40,293	40,999
Deferred income taxes	2,062	8,042
Prepaid expenses and other current assets	49,243	40,463
Total Current Assets	546,710	508,954

Property and equipment, net	410,665	319,747
Goodwill, net	61,262	56,876
Other assets	37,966	39,108

Total Assets	$1,056,603	$924,685

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,975	$24,346
Accrued payroll and benefits	64,226	63,143
Accrued expenses and other current liabilities	48,298	39,722
Unearned revenue	96,987	87,325
Income taxes payable	16,242	4,590
Total Current Liabilities	252,728	219,126

Deferred income taxes	45,545	46,104
Other liabilities	26,559	21,769
Total Liabilities	324,832	286,999

Stockholders’ Equity:
Common stock	718	700
Paid-in capital	350,678	289,952
Retained earnings	612,811	493,192
Cumulative translation adjustment	13,367	41,451
Treasury stock	(245,803)	(187,609)
Total Stockholders’ Equity	731,771	637,686

Total Liabilities and Stockholders’ Equity	$1,056,603	$924,685

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(Dollars in thousands)

	Years Ended December 31
	2005	2004
Cash flows from operating activities:
Net income	$119,619	$97,947
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,821	46,354
Non-cash compensation expense associated with employee benefit and stock compensation plans	16,595	13,473
Deferred income tax provision	5,421	7,516
Other	(80)	(420)
Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable	(24,569)	(21,719)
Unbilled services	(25,077)	(19,167)
Inventory	763	(1,073)
Accounts payable	2,114	4,217
Accrued liabilities	9,082	15,397
Unearned revenue	9,662	5,098
Income taxes payable	23,384	20,789
Other assets and liabilities, net	(2,686)	(5,326)
Net cash provided by operating activities	182,049	163,086

Cash flows from investing activities:
Capital expenditures	(153,138)	(72,887)
Acquisition of businesses	(7,110)	—
Equity method investment	—	(20,741)
Other, net	158	142
Net cash used in investing activities	(160,090)	(93,486)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	32,417	60,783
Purchase of treasury stock	(58,194)	(134,188)
Net cash used in financing activities	(25,777)	(73,405)

Effect of exchange rate changes on cash	(13,177)	9,917

Net change in cash and cash equivalents	(16,995)	6,112

Cash and cash equivalents, beginning of period	177,712	171,600

Cash and cash equivalents, end of period	$160,717	$177,712